UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2019

SCHLUMBERGER N.V.
(SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42, rue Saint-Dominique, Paris, France 75007

5599 San Felipe, Houston, Texas U.S.A. 77056

62 Buckingham Gate, London, United Kingdom SW1E 6AJ

Parkstraat 83, The Hague, The Netherlands 2514 JG

(Addresses of principal executive offices and zip or postal codes)

Registrant’s telephone number in the United States, including area code: (713) 513-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, par value $0.01 per share	SLB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On December 5, 2019, Simon Ayat indicated that he will step down as Executive Vice President and Chief Financial Officer of Schlumberger Limited (“Schlumberger” or the “Company”), effective as of January 22, 2020, following the Company’s filing of its Annual Report on Form 10-K. Mr. Ayat, who joined Schlumberger in 1982, will serve as Senior Strategic Advisor to the Company’s Chief Executive Officer for a period of two years, under an agreement described below.

In addition, Schlumberger’s Board of Directors (the “Board”) has appointed Stephane Biguet, 51, as the Company’s Executive Vice President and Chief Financial Officer, effective upon Mr. Ayat’s transition. Mr. Biguet has been an employee of Schlumberger for 24 years, most recently as Vice President, Finance of Schlumberger, since December 2017. From December 2016 to November 2017, Mr. Biguet served as Vice President and Treasurer of Schlumberger. From November 2013 to November 2016, he served as Vice President, Controller, Operations of Schlumberger. Upon appointment to his new role, Mr. Biguet’s annual base salary will be $770,000. In connection with his appointment, the Compensation Committee of the Board approved an award of performance share units (“PSUs”) with a target value of $2,500,000. The PSUs will be based on metrics and targets to be approved by the Compensation Committee at its January 2020 meeting.

In connection with Mr. Ayat’s new role, Schlumberger and Mr. Ayat entered into an agreement (the “Agreement”), effective as of January 22, 2020, setting forth, among other things, (a) Mr. Ayat’s agreement to serve as Senior Strategic Advisor to the Company’s Chief Executive Officer through January 21, 2022 (the “Term”) to help foster an orderly transition, and (b) a three-year non-competition covenant.

Under the Agreement, Mr. Ayat will receive payments and benefits during the Term consisting of (1) annual salary of $1,000,000, to be paid in accordance with the Company’s standard payroll practices for employees; (2) continued participation in Schlumberger’s health, welfare and insurance plans on a basis comparable to that of other U.S. employees; and (3) an award of PSUs in January 2020, the target LTI dollar value of which will be equal to 100% of Mr. Ayat’s aggregate PSU target dollar grant in January 2019, and which will be on the same terms and conditions as the January 2020 PSU grants to the Company’s named executive officers. Mr. Ayat will not participate in the Company’s annual cash incentive program during his service as Senior Strategic Advisor. In addition, Mr. Ayat will receive his annual cash incentive program payout for his 2019 performance based on achievement of previously-established personal and financial performance targets, and will receive a cash payment for his accrued and unused vacation as of January 22, 2020.

During the Term, Mr. Ayat will generally continue to vest in stock options, PSU awards and restricted stock unit awards previously granted to him, in accordance with the terms of the applicable award agreements and Schlumberger’s omnibus stock incentive plans, and will continue to accrue benefits under Schlumberger’s qualified pension plans and qualified profit-sharing plans based on his annual salary. Except for termination of Mr. Ayat’s employment for cause, Mr. Ayat will, with respect to outstanding and vested stock options at termination of the Agreement, have 60 months or the term of the applicable options, whichever period is shorter, to exercise such options. In addition, any PSUs that are outstanding upon termination of the Agreement will continue to vest as if Mr. Ayat were employed through the end of the performance period applicable to those PSUs.

The Agreement contains other provisions that would apply in the event of termination of Mr. Ayat’s employment. The Agreement also contains confidentiality, non-disparagement, non-solicitation and noncompetition covenants. In connection with the Agreement, Mr. Ayat entered into a release and waiver.

The foregoing description of the Agreement is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which will be filed as an exhibit to Schlumberger’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019.

Item 7.01	Regulation FD Disclosure.

On December 10, 2019, the Company issued a press release announcing, among other things, the retirement of Mr. Ayat as Executive Vice President and Chief Financial Officer and the appointment of Mr. Biguet as Executive Vice President and Chief Financial Officer. A copy of the press release is included with this Form 8-K as Exhibit 99 and incorporated into this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

The exhibits listed below are furnished pursuant to Item 9.01 of this Form 8-K.

99	Press release of Schlumberger Limited dated December 10, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHLUMBERGER LIMITED

/s/ Saul R. Laureles
Saul R. Laureles
Assistant Secretary

Date: December 10, 2019